MONEY MARKET FUNDS CALC. SHEET
      SCHEDULES FOR COMPUTATION OF PERFORMANCE QUOTATIONS

Fund name: Putnam California Tax Exempt Money Market Fund
Fiscal periods ending: September 30, 1996
Inception date (if less than 10 years of performance):
  October 26, 1997




7 DAY YIELD FORMULA - DIVIDENDS DECLARED FOR LAST 7 DAYS / 7 *365

TOTAL DIVIDENDS DECLARED
PER SHARE FOR LAST 7 DAYS:

7 DAY YIELD =                      2.96%


CALCULATION OF 7 DAY EFFECTIVE YIELD

                                  2.96%              52.142857
                   ( 1 + --------------------)           -1
                          (100 * 52.142587)

7 DAY EFFECTIVE YIELD =            3.0%